THE CALVERT FUND

ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO SCHEDULE A

            The Fund below is entitled to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under the Administrative Services Agreement dated March 1, 1999, as amended, and will pay annual fees to CIAS as follows pursuant to the Agreement.

            Calvert Strategic Income Fund

Class A	0.30%
Class C	0.30%
Class Y	0.30%

            For its services under this Administrative Services Agreement, CIAS is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.

THE CALVERT FUND

BY:      _______________________

William M. Tartikoff

Vice President and Secretary

Calvert INVESTMENT ADMINISTRATIVE SERVICES, INC.

BY:      ________________________

Ronald M. Wolfsheimer

Chief Financial and Administrative Officer

  and Senior Vice President

Effective Date: December 30, 2011